UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report: May 28, 2009

Botetourt Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-49787	54-1867438
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19747 Main Street Buchanan, Virginia	24066
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 540-591-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders; and Item 8.01 Other Events.

Botetourt Bankshares, Inc. has amended its Articles of Incorporation authorizing up to 500,000 shares of preferred stock. The amendment affects all holders of common stock. The effect of the amendment will give the Company’s directors additional strategic alternatives such as flexibility in structuring acquisitions of other businesses or properties, joint ventures, strategic alliances, capital-raising transactions, private offerings, possible reclassification of shares of common stock and for other corporate purposes.

This matter was submitted for vote and approved by the company’s stockholders at the Company’s annual meeting on May 13, 2009. It was submitted for approval and recording at the Virginia State Corporation Commission shortly thereafter. The company was just recently notified that the amendment was approved and declared effective by the Virginia State Corporation Commission on May 21, 2009.

For the text of the amended and restated articles of incorporation and other information regarding this matter, please refer to the company’s proxy materials and Schedule 14A filed with the Securities and Exchange Commission March 27, 2009.

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Virginia in Botetourt, Rockbridge, Roanoke, and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Botetourt Bankshares, Inc.

/s/ H. Watts Steger, III
Chairman & CEO

/s/ Michelle A. Alexander
Date: May 28, 2009	Chief Financial Officer